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Exhibit 99.1

DRAFT #11 PRESS RELEASE For Immediate Release Contact: Jim Wise (618) 474-7476 Erin Williams (618) 474-7465

ARGOSY GAMING COMPANY
REPORTS 2003 RESULTS

        Alton, IL, February 4, 2004—Argosy Gaming Company (NYSE:AGY) today announced its fourth quarter and year-end operating results for the periods ended December 31, 2003. Diluted earnings per share ("Diluted EPS") for the fourth quarter of 2003 were $0.46 on net income of $13.6 million, as compared to Diluted EPS of $0.56 on net income of $16.5 million for the fourth quarter of 2002. The Company attributes substantially all of the decrease in net income to increased gaming and admissions taxes in Illinois.

        The Company's full year 2003 diluted EPS was $1.76 on net income of $51.7 million, as compared to $2.43 per share on net income of $71.5 million for 2002. Included in net income for 2003 was a $6.5 million pre-tax charge for the write-down of barge platforms originally intended for use at the Company's Joliet property and a $5.9 million pre-tax charge due to new legislation regarding the calculation of the 2002 increase in Indiana gaming tax rates.

2003 Highlights

        "Last year was a good one for the Company, despite the continued challenges presented by the tax environment," said Richard J. Glasier, President and Chief Executive Officer. "The over $150 million in capital projects which we completed have had the positive impact we hoped for, and we look forward to the full-year benefit of these improved facilities in 2004. I'm proud of the extent to which we were able to modify our marketing and operating plans to help offset the increased tax burden, as well as take advantage of dockside gaming in Lawrenceburg."

  •
  All Argosy properties, with the exception of those in Illinois, are currently operating ticket-in/ticket-out ("TITO") slot machines. Approximately half of the Company's total slot machines are currently "TITO" operational, with an additional one quarter "TITO"-ready. The Company said that, pending the timing of approval in Illinois, it still expects to meet its goal of being essentially 100% "TITO" operational by the end of 2004. The Company anticipates implementing "TITO" operations in Illinois by mid-year.

  •
  The Company completed its $6 million expansion of the barge-based facility in Sioux City. The property had a strong performance in the year with net revenues of $41.1 million for a year-over-year increase of 9.0%, while property EBITDA (a non-GAAP measure representing earnings before interest, taxes, depreciation and amortization) increased 19.4% year over year. Sioux City's EBITDA margin (EBITDA as a percent of net revenues) for the year was 28.5%, up from 26.0% in 2002.

  •
  The Company completed its $43 million barge-based casino facility in Joliet, making the property competitive with the other barge-based facilities in the Chicago market. In response to the significant increase in tax rates, management at Empress Casino Joliet focused on the most profitable customer segments. Therefore, the property experienced a decline in net revenues for the year.

  •
  The $105 million casino expansion at the Argosy Casino—Riverside opened to the public on December 11, just three weeks before the end of the fourth quarter, and the positive impact to revenues was immediate. The Mediterranean-themed facility features a 62,000 square foot casino with state-of-the-art ventilation system, offering 1,750 "TITO" slot machines, and five new or expanded food and beverage operations.

        "The opening of our new Kansas City casino could not have gone better," said Glasier. "Throughout the year, the property faced operating disruption due to construction and performed very well under the circumstances. Now that the work is done, the overwhelmingly positive reaction from our guests and the media and the strong revenue figures validate our decision to move forward with the project."

        Net revenues for the year were $959.5 million, up from $936.8 million in 2002. Significant factors affecting revenues were a $35.1 million increase in net revenues at the Company's Lawrenceburg property, where dockside gaming was implemented in August 2002 and the decline in net revenues at the Company's Illinois properties.

        The $22.7 million increase in net revenues was offset by a $45.4 million increase in gaming and admission taxes incurred by the Company, a $6.5 million write-down mentioned above and a $5.2 million increase in lease payments made to the city of Lawrenceburg. Due to operating efficiencies, the Company was able to limit the decrease in EBITDA to $33.0 million, at $224.5 million for the year, compared to $257.5 million in 2002.

Fourth Quarter 2003 Results

        Net revenues for the fourth quarter of 2003 were $231.9 million, up $6.7 million from fourth quarter 2002 net revenues of $225.2 million. Argosy Casino-Lawrenceburg's net revenues of $105.0 million were up significantly, increasing $10.8 million, or 11.5%, versus the same quarter in 2002, primarily due to the enhancement of certain marketing programs and growth in the overall market. Argosy Sioux City also had a strong performance in the quarter, with net revenues of $10.4 million, for a year-over-year increase of 8.9%. At the Argosy Casino—Riverside, the positive impact of the opening of the new facility caused net revenues to grow by 7.1% from the same quarter in 2002, to $24.0 million.

        In Illinois, both the Empress Casino Joliet and the Alton Belle Casino saw a drop in net revenues as a result of the operational changes deemed necessary by the increase in the Illinois tax rates in July. Net revenues at the Empress Casino Joliet were $49.7 million, down $2.8 million or 5.4%, while at the Alton Belle Casino, which was also impacted by increased competitive pressures from other operators in the St. Louis market, net revenues were $23.0 million, down $3.5 million or 13.1%.

        The Company reported EBITDA of $57.7 million for the fourth quarter 2003, as compared to $61.8 million for the fourth quarter 2002. The $4.1 million decrease is primarily related to a $10.5 million year-over-year increase in gaming and admission taxes, partially offset by the increase in revenues mentioned above. The Company's EBITDA margin for the quarter was 24.9%, down from 27.4% for the same quarter last year. Gaming and admission taxes for the Company for the quarter were 33.5% of net revenues, up from 29.8% in the fourth quarter of 2002.

        Of particular note among the properties were the Sioux City and Joliet casinos. The Sioux City property EBITDA increased 33.9% from the fourth quarter of 2002, and the margin for the quarter was 29.8%, up from 2002's 24.3%. At the Empress Casino Joliet, management was able to increase EBITDA $0.7 million, despite a drop in net revenues. As a result, the EBITDA margin at the property increased from 26.8% in the fourth quarter of 2002 to 29.8% in 2003. The Alton Belle Casino, which competes primarily with Missouri-based casinos, was more limited in its ability to offset the Illinois tax increase, and was also impacted by competitive marketing programs by other casinos in the market. EBITDA for the quarter was $5.1 million, and the margin was 22.2%.

        "The prudent and intelligent response from our management teams in Illinois after the tax rate changed in July has helped in mitigating the increased gaming taxes," said Glasier. "They have done an outstanding job in a very challenging situation. The task becomes even more challenging in 2004, when the properties will be impacted by the full-year effect of the new tax rates, but I'm confident that we will continue to modify and improve our operations based on the successes we've had so far."

        EBITDA at Baton Rouge increased to $4.6 million for the quarter, compared to $4.0 million for the fourth quarter 2002, and the margin improved from 19.8% to 23.3%. In Lawrenceburg, EBITDA dropped from $34.8 million in the fourth quarter 2002 to $32.9 million this quarter, and the margins decreased from 37.0% to 31.4%, as increases in the state and city tax and lease fees more than offset the increase in net revenues. The combined effect of these taxes and fees were 42.2% of property net revenues in the fourth quarter of 2003 as compared to 34.2% in 2002. EBITDA at the Riverside property was $4.0 million as compared to $5.2 million in the fourth quarter of 2002, primarily as a result of construction disruption during the quarter until the new casino opened, as well as increased expenses related to the opening.

        "The EBITDA performance at our properties this quarter either met or exceeded our internal expectations, with the exception of Alton," said Glasier. "Operationally, the Company is performing at as high a level as it ever has."

Financial Position

        The Company reported that debt decreased from $890.8 million as of December 31, 2002, to $870.2 million as of December 31, 2003. Full-year 2003 capital spending was $136.6 million, which was lower than originally anticipated in part due to the timing of payments for construction at Riverside. The Company anticipates spending approximately $24 million in the first quarter of 2004 for the work at Riverside. Capital spending was also impacted by lower than anticipated expenditures at the corporate level and favorable pricing on purchases of "TITO" slot machines.

Guidance

        The Company announced that it expects the following items to impact financial results in 2004:

  •
  The recently opened facility in Kansas City should have a positive impact on revenues as capacity was increased approximately 50%, however the Company expects revenues at its two Illinois properties to decrease during the first half of the year in continued response to the tax environment in Illinois.

  •
  The Company expects that EBITDA margins in 2004 will be similar to 2003 due to increased operating efficiencies offset by an expected increase in Argosy's overall gaming and admission tax rate from 35% of net revenues in 2003 to 39% in 2004.

  •
  Corporate expense should increase approximately 6-8% from 2003 due to development activity expenses, additional staffing in MIS related largely to the Company's expanded data warehouse, and higher insurance costs.

  •
  It is expected that the Company will refinance the outstanding $350 million of 10 3/4% senior subordinated notes due 2009 in the first quarter of 2004. Interest expense is expected to decline accordingly, before taking into consideration an approximately $27 million pre-tax charge in connection with this refinancing.

  •
  Depreciation and amortization expense should rise by approximately $10 million due to the opening of the Joliet and Kansas City projects.

  •
  Maintenance capital spending for 2004 is expected to be in the range of $35 million to $40 million.

  •
  The Company expects to have approximately 29.4 million diluted shares outstanding.

        Based on these factors and including the above-mentioned refinancing charge, which is expected to decrease diluted EPS by approximately $0.53, the Company estimates that 2004 diluted EPS will be in the range of $1.62 to $1.72.

        Argosy will host a conference call for interested parties on February 4, 2004, at 11:30 a.m. EST to review its fourth quarter financial results.    For those interested in participating in the call, please dial (706) 634-1306 and reference conference ID #5136537 ten to fifteen minutes prior to the call start time. A telephonic replay of the conference call will be made available through February 10, 2004 and can be accessed by dialing (706) 645-9291.    The call will also be broadcast live via the Internet and may be accessed through our web site at www.argosycasinos.com or through www.prnewswire.com. A simulcast of the web cast will be made available through March 4, 2004 and can be accessed through our web site: www.argosycasinos.com.

        Argosy Gaming Company is a leading owner and operator of casinos and related entertainment and hotel facilities in the midwestern and southern United States. Argosy owns and operates the Alton Belle Casino in Alton, Illinois, serving the St. Louis metropolitan market; the Argosy Casino-Riverside in Missouri, serving the greater Kansas City metropolitan market; the Argosy Casino-Baton Rouge in Louisiana; the Argosy Casino-Sioux City in Iowa; the Argosy Casino-Lawrenceburg in Indiana, serving the Cincinnati and Dayton metropolitan markets; and the Empress Casino Joliet in Illinois serving the greater Chicagoland market.

        This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as the Company or its management "believes," "anticipates," "expects," "forecasts," "estimates," "foresees," or other words or phrases of similar import.    Similarly, such statements herein that describe the Company's business outlook, objectives, strategy, intentions or goals are also forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, including but not limited to, competitive and general economic conditions in the markets in which the Company operates, construction delays related to the Company's expansion projects, the timing of the transition to cashless slots at the Company's properties, the ability to effectively implement operational changes at the Company's Illinois properties, the effect of future legislation or regulatory changes on the Company's operations, as well as other risks and uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings.

-Tables Follow-

ARGOSY GAMING COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Data)

	Three Months Ended		For the Year Ended
	Dec 31, 2003	Dec 31, 2002	Dec 31, 2003	Dec 31, 2002
	(unaudited)	(unaudited)
Revenues:
Casino	$232,044	$228,315	$970,982	$944,724
Admissions	4,787	2,939	15,548	11,421
Food, beverage and other	23,909	24,590	97,932	97,905

	260,740	255,844	1,084,462	1,054,050
Less promotional allowances	(28,851)	(30,607)	(124,958)	(117,237)

Net revenues	231,889	225,237	959,504	936,813
Costs and expenses:
Gaming and admission taxes	77,724	67,207	335,172	289,802
Casino	31,852	34,436	131,725	139,466
Selling, general and administrative	37,757	34,498	150,439	138,105
Food, beverage and other	17,205	17,717	70,158	70,368
Other operating expenses	9,690	9,567	40,995	41,551
Depreciation and amortization	13,466	12,379	52,223	47,417
Write down of assets	—	—	6,500	—

	187,694	175,804	787,212	726,709

Income from operations	44,195	49,433	172,292	210,104
Other income (expense):
Interest income	50	1	156	116
Interest expense	(18,762)	(19,788)	(75,752)	(81,305)

	(18,712)	(19,787)	(75,596)	(81,189)

Income before income taxes	25,483	29,646	96,696	128,915
Income tax expense	(11,849)	(13,192)	(44,963)	(57,367)

Net income	$13,634	$16,454	$51,733	$71,548

Basic income per share	$0.47	$0.57	$1.78	$2.48

Diluted income per share	$0.46	$0.56	$1.76	$2.43

ARGOSY GAMING COMPANY AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
CASINO AND NET REVENUES
(In Thousands)

	Three Months Ended		For the Year Ended
	Dec 31, 2003	Dec 31, 2002	Dec 31, 2003	Dec 31, 2002
	(unaudited)	(unaudited)
Casino Revenues
Alton Belle Casino	$23,561	$27,889	$108,925	$118,914
Argosy Casino—Riverside	24,554	23,078	96,123	98,374
Argosy Casino—Baton Rouge	19,344	19,456	79,942	77,239
Argosy Casino—Sioux City	10,643	9,808	42,327	38,863
Argosy Casino—Lawrenceburg	103,906	92,854	410,920	373,714
Empress Casino Joliet	50,036	55,230	232,745	237,620

Total	$232,044	$228,315	$970,982	$944,724

Net Revenues
Alton Belle Casino	$23,012	$26,489	$104,730	$114,152
Argosy Casino—Riverside	24,040	22,450	92,778	94,754
Argosy Casino—Baton Rouge	19,833	20,111	81,993	79,122
Argosy Casino—Sioux City	10,376	9,526	41,141	37,734
Argosy Casino—Lawrenceburg	104,966	94,159	415,194	380,116
Empress Casino Joliet	49,662	52,502	223,668	230,935

Total	$231,889	$225,237	$959,504	$936,813

See accompanying notes to selected financial information

ARGOSY GAMING COMPANY AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
RECONCILIATION OF INCOME FROM OPERATIONS TO EBITDA
(In Thousands, unaudited)

	For the three months ended December 31, 2003
	Income (loss) from operations	Depreciation and amortization expense	EBITDA (2)
Alton Belle Casino	$3,552	$1,563	$5,115
Argosy Casino—Riverside	1,977	1,977	3,954
Argosy Casino—Baton Rouge	2,419	2,198	4,617
Argosy Casino—Sioux City	1,964	1,131	3,095
Argosy Casino—Lawrenceburg	29,687	3,225	32,912
Empress Casino Joliet	11,976	2,801	14,777
Corporate	(7,380)	571	(6,809)

Total	$44,195	$13,466	$57,661

	For the three months ended December 31, 2002
	Income (loss) from operations	Depreciation and amortization expense	EBITDA (2)
Alton Belle Casino	$5,701	$1,655	$7,356
Argosy Casino—Riverside	4,018	1,157	5,175
Argosy Casino—Baton Rouge	1,903	2,082	3,985
Argosy Casino—Sioux City	1,267	1,044	2,311
Argosy Casino—Lawrenceburg	31,537	3,287	34,824
Empress Casino Joliet	11,430	2,654	14,084
Corporate	(6,423)	500	(5,923)

Total	$49,433	$12,379	$61,812

	For the year ended December 31, 2003
	Income (loss) from operations	Depreciation and amortization expense	EBITDA (2)
Alton Belle Casino	$16,579	$6,572	$23,151
Argosy Casino—Riverside	13,193	6,274	19,467
Argosy Casino—Baton Rouge	6,634	8,712	15,346
Argosy Casino—Sioux City	7,302	4,437	11,739
Argosy Casino—Lawrenceburg	112,420	12,935	125,355
Empress Casino Joliet (1)	40,996	11,120	52,116
Corporate	(24,832)	2,173	(22,659)

Total	$172,292	$52,223	$224,515

	For the year ended December 31, 2002
	Income (loss) from operations	Depreciation and amortization expense	EBITDA (2)
Alton Belle Casino	$27,890	$6,546	$34,436
Argosy Casino—Riverside	20,093	4,372	24,465
Argosy Casino—Baton Rouge	7,108	8,088	15,196
Argosy Casino—Sioux City	6,127	3,701	9,828
Argosy Casino—Lawrenceburg	116,614	13,385	129,999
Empress Casino Joliet	53,828	9,917	63,745
Corporate	(21,556)	1,408	(20,148)

Total	$210,104	$47,417	$257,521

See accompanying notes to selected financial information

ARGOSY GAMING COMPANY
NOTES TO SELECTED FINANCIAL INFORMATION

(1)
Joliet includes a $6.5 million write down of assets (recorded in the second quarter 2003) related to the original planned expansion.

(2)
"EBITDA" is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is presented solely as a supplemental disclosure because management believes it is 1) a widely used measure of operating performance in the gaming industry, 2) a principal basis for valuation of gaming companies, and 3) is used as a basis for determining compliance with our credit facility. Management uses property-level EBITDA (EBITDA before corporate expense) and EBITDA margin (EBITDA as a percent of net revenues) as primary measures of our properties' performance, including the evaluation of operating personnel. EBITDA should not be construed as an alternative to operating income, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles. We have significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA. We believe the performance of our operating units is more appropriately measured before these expenses, since the allocation of our capital is decided by corporate management and is subject to the approval of the board of directors. In addition, we manage cash and finance our operations at the consolidated level and we file a consolidated income tax return. We do not consider EBITDA in isolation. Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

ARGOSY GAMING COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31,
	2003	2002
Current assets:
Cash and cash equivalents	$67,205	$59,720
Accounts receivable, net of allowance for doubtful accounts of $1,893 and $2,027, respectively	4,292	3,833
Income taxes receivable	1,015	7,944
Deferred income taxes	13,295	7,324
Other current assets	7,196	5,433

Total current assets	93,003	84,254

Net property and equipment	548,120	455,894
Other assets:
Deferred finance costs, net of accumulated amortization of $15,120 and $10,071, respectively	16,748	20,143
Goodwill, net of accumulated amortization of $11,334	727,470	727,470
Intangible assets, net of accumulated amortization of $11,894 and $9,535, respectively	26,092	28,451
Other	439	2,353

Total other assets	770,749	778,417

Total assets	$1,411,872	$1,318,565

Current liabilities:
Accounts payable	$26,955	$17,459
Accrued payroll and related expenses	24,125	24,279
Accrued gaming and admission taxes	44,570	36,996
Other accrued liabilities	39,986	32,299
Accrued interest	9,296	9,427
Current maturities of long-term debt	4,648	4,469

Total current liabilities	149,580	124,929

Long-term debt	865,510	886,315
Deferred income taxes	93,119	55,073
Other long-term obligations	419	6,248
Stockholders' equity:
Common stock, $.01 par; 120,000,000 shares authorized; 29,314,542 and 28,946,229 shares issued and outstanding, respectively	293	289
Capital in excess of par	92,551	88,686
Accumulated other comprehensive (loss)	(1,941)	(3,583)
Retained earnings	212,341	160,608

Total stockholders' equity	303,244	246,000

Total liabilities and stockholders' equity	$1,411,872	$1,318,565

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ARGOSY GAMING COMPANY CONSOLIDATED STATEMENTS OF INCOME (In Thousands, Except Per Share Data)
ARGOSY GAMING COMPANY AND SUBSIDIARIES SELECTED FINANCIAL INFORMATION CASINO AND NET REVENUES (In Thousands)
ARGOSY GAMING COMPANY AND SUBSIDIARIES SELECTED FINANCIAL INFORMATION RECONCILIATION OF INCOME FROM OPERATIONS TO EBITDA (In Thousands, unaudited)
ARGOSY GAMING COMPANY NOTES TO SELECTED FINANCIAL INFORMATION
ARGOSY GAMING COMPANY CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data)